Exhibit 99.1

Brookdale Makes Further Progress on Turnaround Strategy Announced in Early 2018;
Announces Fourth Quarter and Full Year 2018 Results

Nashville, Tenn., February 13, 2019 - Brookdale Senior Living Inc. (NYSE: BKD) ("Brookdale" or the "Company") announced results for the quarter and year ended December 31, 2018.

Fourth Quarter and Full Year Highlights:

•	Fourth quarter same-community resident fee revenue and RevPOR improved on both a sequential quarter and year-over-year basis.

•	Fourth quarter and full year Independent Living segment occupancy improved versus the prior year periods.

•	Completed significant financing transactions; extended maturities and lowered credit facility borrowing costs.

•	For the full year, the Company made significant progress on the real estate strategy announced in February 2018 and generated net proceeds of approximately $193 million.

Lucinda ("Cindy") Baier, Brookdale's President and CEO, said “I’m pleased with the significant progress we’ve made since announcing our turnaround strategy. In 2018, we improved our community leaders’ retention rate and drove mid-single digit increases in leads and visits compared to 2017. I’m especially proud of the reduction of controllable move-outs, which reflects increased resident satisfaction and improved operational execution. We made significant progress on our real estate initiative and are now over 20% smaller than after the Emeritus transaction. I’m confident we are well positioned to drive our turnaround strategy and will be successful in improving the performance of our remaining portfolio.”

Fourth Quarter Financial Results

Total revenue for the fourth quarter of 2018 was $1.07 billion compared to $1.17 billion for the prior year period. Resident fees decreased 11.0% from the fourth quarter of 2017 to $806.8 million. The decrease was primarily due to dispositions of 137 communities (13,702 units) through asset sales and lease terminations since the beginning of the prior year period, which generated $105.3 million less revenue than the fourth quarter of 2017. Facility operating expense for the fourth quarter of 2018 decreased 7.5% from the fourth quarter of 2017 to $586.9 million primarily due to disposition activity. General and administrative expense decreased 4.8% from the fourth quarter of 2017 to $56.2 million primarily due to a decrease in headcount as a result of organizational restructuring in 2018. Net income for the fourth quarter of 2018 was $131.5 million compared to net income of $15.0 million for the fourth quarter of 2017. Net income for the fourth quarter of 2018 included a $216.7 million net gain on sale of assets, primarily for the sale of 19 communities. Net income for the fourth quarter of 2017 included a deferred income tax benefit of $64.0 million, including a benefit of $112.4 million resulting from the re-measurement of the Company's net deferred tax liability due to the impact of the Tax Cuts and Jobs Act. Net cash provided by operating activities for the fourth quarter of 2018 was $33.5 million, a decrease of $50.6 million compared with the fourth quarter of 2017. The decrease was attributable primarily to the impact of disposition activity and an increase in facility operating expense at the communities operated during both full periods.

Annual Financial Results

Total revenue for the full year 2018 was $4.53 billion, a decrease of 4.5% from the prior year. The decrease was primarily due to dispositions of 219 communities (21,173 units) through asset sales and lease terminations since the beginning of the prior year, which generated $351.4 million less revenue in 2018 than the prior year. Net loss for the full year 2018 was $528.4 million, versus a net loss of $571.6 million for the full year 2017. Net loss for 2018 included $489.9 million of non-cash impairment expense, partially offset by a $293.2 million net gain on sale of assets. Net loss for 2017 included $409.8 million of non-cash impairment expense. Full year 2018 net cash provided by operating activities was $204.0 million, a decrease of $174.4 million, or 46.1% compared with the prior year. The decrease was attributable primarily to an increase in facility operating expense at communities operated during both full years, cash payments to terminate community operating leases during 2018, and the impact of disposition activity.

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Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted Free Cash Flow are financial measures that are not calculated in accordance with GAAP. See "Reconciliation of Non-GAAP Financial Measures" below for the Company's definitions of such financial measures, reconciliations of such measures to their most comparable GAAP financial measures and other important information regarding the use of the Company's non-GAAP financial measures. Prior period amounts of Adjusted Free Cash Flow presented herein have been recast to conform to the new presentation of cash flows following the Company’s adoption of ASU 2016-15 effective on January 1, 2018.

Annual Results

The Company's full year 2018 results compared to the Company's most recent full year 2018 guidance were:

(in millions)	Full Year 2018 Guidance as of November 5, 2018			Actual Full Year 2018
Adjusted EBITDA, excluding transaction and organizational restructuring costs	$535	to	$550	$538

Adjusted Free Cash Flow	$10	to	$20	$20

The Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures	$20	to	$25	$22

Adjusted EBITDA decreased 20.2% to $509.6 million for the full year 2018, compared to $638.6 million for the full year 2017. The decrease in Adjusted EBITDA is primarily due to increases in community labor expense at the communities operated during both full periods and disposition activity since the beginning of the prior year period. Adjusted EBITDA includes transaction and organizational restructuring costs of $28.1 million for the year ended December 31, 2018 and transaction and strategic project costs of $25.4 million for the year ended December 31, 2017. Adjusted Free Cash Flow for the full year 2018 was $19.8 million, a decrease of 81.9% compared to the full year 2017. The decrease was attributable primarily to an increase in facility operating expense at the communities operated during both full years. The Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures was $22.0 million for the full year 2018 compared with $35.4 million for the prior year. The decrease was primarily due to lower net entrance fee proceeds of the unconsolidated ventures and the Company's sale of its equity interest in ventures subsequent to the beginning of the prior year.

Fourth Quarter Results

Adjusted EBITDA decreased 18.6% to $112.5 million for the fourth quarter of 2018, compared to $138.1 million for the fourth quarter of 2017. Excluding transaction and organizational restructuring costs of $2.7 million for the fourth quarter of 2018 and transaction and strategic project costs of $10.9 million for the fourth quarter of 2017, Adjusted EBITDA for the fourth quarter of 2018 decreased 22.7% to $115.2 million, compared to $149.0 million for the fourth quarter of 2017. The decrease in Adjusted EBITDA was primarily due to disposition activity since the beginning of the prior year period and an increase in labor expense at the communities operated during both full periods, partially offset by a decrease in general and administrative expense and lower expense related to hurricanes period over period. Adjusted Free Cash Flow for the fourth quarter of 2018 was negative $4.3 million compared to negative $11.2 million for the fourth quarter of 2017. For the fourth quarter of 2018 Adjusted Free Cash Flow was positively impacted by lower non-development capital expenditures compared to the fourth quarter of 2017.

The Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures was $2.0 million for the fourth quarter of 2018 compared with $12.0 million for the prior year period. The decrease was primarily due to lower net entrance fee proceeds of the unconsolidated ventures and the Company's sale of its equity interest in ventures subsequent to the beginning of the prior year period.

Operating Activities

The Company reports information on five segments. Three segments (Independent Living, Assisted Living and Memory Care, and CCRCs) constitute the Company's consolidated senior housing portfolio. The Health Care Services segment includes the Company's home health, hospice and outpatient therapy services. The Management Services segment includes the services provided to unconsolidated communities that are operated under management agreements. The Company formerly referred to the Independent Living segment as the Retirement Centers segment, the Assisted Living and Memory Care segment as the Assisted Living segment,

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and the Health Care Services segment as the Brookdale Ancillary Services segment. The name changes had no effect on the underlying methodology related to, or results of operations of, the segments.

Senior Housing

Revenue for the consolidated senior housing portfolio was $698.5 million for the fourth quarter of 2018, a decrease of 11.9% from the fourth quarter of 2017. Facility operating expense was $484.6 million for the fourth quarter of 2018, a decrease of 9.2% from the fourth quarter of 2017. Operating income for the consolidated senior housing portfolio decreased by 17.4% from the fourth quarter of 2017, to $213.9 million for the fourth quarter of 2018. These decreases were primarily due to dispositions of 137 communities since the beginning of the prior year period. RevPAR increased 2.0% for the fourth quarter of 2018 compared to the fourth quarter of 2017. RevPOR increased 3.0% for the fourth quarter of 2018 compared to the fourth quarter of 2017, and weighted average occupancy decreased by 80 basis points. The increase to RevPAR was primarily due to dispositions of communities with lower RevPAR since the beginning of the prior year period.

Same community revenue and RevPAR for the consolidated senior housing portfolio for the fourth quarter of 2018 increased 0.3% from the corresponding period in 2017 due to an increase in same community RevPOR of 1.8%, which was partially offset by a decline in weighted average occupancy of 130 basis points. Sequentially, same community weighted average occupancy for the consolidated senior housing portfolio decreased 10 basis points to 84.7% from the third quarter of 2018. Same community facility operating expense for the fourth quarter of 2018 increased by 4.7% over the fourth quarter of 2017, driven primarily by an increase in community labor expense. As a result, same community operating income for the consolidated senior housing portfolio for the fourth quarter of 2018 decreased by 8.4% from the fourth quarter of 2017, to $197.8 million, with operating margin decreasing to 30.9% from 33.8% for the fourth quarter of 2017.

Health Care Services

Revenue for the Company's Health Care Services segment decreased $5.2 million, or 4.6%, to $108.3 million for the fourth quarter of 2018 compared to the prior year period, primarily due to a decline in home health revenue resulting from a case mix shift to lower-rate managed care and the impact of the adoption of the new revenue standard which resulted in a $2.9 million decrease to resident fee revenue. The decrease was partially offset by an increase in volume for hospice services.

Facility operating expense for the fourth quarter of 2018 increased $1.6 million, or 1.5%, over the fourth quarter of 2017. As a result, Health Care Services segment operating income for the fourth quarter of 2018 was $6.1 million, a decrease of 52.5% versus the fourth quarter of 2017, with operating margin decreasing 570 basis points to 5.6%.

Liquidity

Total liquidity for the Company was $592.5 million as of December 31, 2018, an increase of $134.0 million from September 30, 2018. The increase is primarily due to proceeds from asset sales of $367.9 million offset by debt payments made during the period and a lower amount available on the Company's secured credit facility. Liquidity as of December 31, 2018 included $398.3 million of unrestricted cash and cash equivalents and $179.4 million of availability on the Company's secured credit facility.

During the three months ended December 31, 2018, the Company amended its secured credit facility, which now provides for an extended maturity date of January 3, 2024, a reduced commitment amount of $250 million, and a reduced variable rate margin over LIBOR. During the period, the Company also obtained $327.0 million of debt secured by the non-recourse first mortgages on 28 communities, most of which had collaterialized the former credit facility or other loans with near-term maturity dates.

Transactions Update

During the three months ended December 31, 2018, the Company completed sales of 19 communities as part of its 2018 real estate strategy announced in February 2018, which generated proceeds of approximately $193 million, net of associated debt repayment and transaction costs. The Company recognized a net gain on sale of assets of $186.5 million related to these sales. As of December 31, 2018, 13 communities (1,686 units) were classified as assets held for sale with a carrying value of $93.1 million, and $31.2 million of associated mortgage debt was included in the current portion of long-term debt. Assets held for sale as of December 31, 2018 include several communities under contract, and the Company continues to market several other communities, as part of its real estate strategy announced in 2018 to sell owned communities generating an aggregate of more than $250 million of proceeds, net of associated debt and transaction costs.

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In the fourth quarter of 2018, the Company completed terminations of leases on 17 communities (1,463 units), which completed the terminations of leases provided in the November 2017 agreement with HCP, Inc. In addition, the Company paid an aggregate lease termination fee of $8.0 million to terminate underwater leases on six communities with another lessor.

During the fourth quarter of 2018, management arrangements on 52 communities were terminated, including terminations of management agreements on 11 communities as part of the November 2017 agreement with HCP, Inc., management agreements on 11 communities as part of the June 2018 agreement with Welltower Inc., and interim management arrangements entered into in connection with previous lease terminations. During 2019, the Company expects terminations of management arrangements with third parties as the Company transitions to new operators its interim management on formerly owned or leased communities and its management on certain former unconsolidated ventures in which the Company sold its interest.

The closings of the various pending and expected transactions are, or will be, subject to the satisfaction of various closing conditions, including (where applicable) the receipt of regulatory approvals. However, there can be no assurance that the transactions will close or, if they do, when the actual closings will occur.

2019 Outlook

For the full year 2019, the Company is providing the following guidance:

(in millions)	Full Year 2019 Guidance
Adjusted EBITDA, excluding transaction costs	$400 to $425

Adjusted Free Cash Flow, including transaction costs	($100) to ($80)

The Company's proportionate share of Adjusted EBITDA of unconsolidated ventures	$30 to $40

The Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures	$10 to $20

During 2018, the Company completed an intensive review of its community-level capital expenditure needs with a focus on ensuring that its communities are in appropriate physical condition to support the Company's strategy and determining what additional investments are needed to protect the value of its portfolio. As a result of that review, the Company plans to increase its community-level capital expenditures by approximately $75 million relative to 2018, primarily attributable to major building infrastructure projects. In the aggregate, the Company expects its full-year 2019 non-development capital expenditures, net of anticipated lessor reimbursements, to be approximately $250 million.

The foregoing guidance includes the impact of transactions closed prior to the date hereof and the expected impact of the Company’s plans to dispose of communities, including 13 communities classified as held for sale as of December 31, 2018, and expected lease and management terminations, and such expectations are based on the Company’s estimates regarding the timing of the closings of such transactions. Except for the foregoing transactions, the Company’s guidance excludes the impact of any future acquisition, disposition, financing or other transaction activity. In addition, the foregoing Adjusted EBITDA guidance includes the estimated negative non-recurring net impact of approximately $27 million resulting from the Company’s adoption of the new lease accounting standard effective January 1, 2019. The lease accounting change has no impact on the Adjusted Free Cash Flow guidance. Further, the Company intends to change its definition of Adjusted Free Cash Flow to no longer adjust net cash provided by operating activities for changes in working capital items other than items related to operating lease termination and modification, beginning when the Company reports its results for the first quarter of 2019.  The foregoing guidance amounts reflect this definitional change. See “Adjusted Free Cash Flow Reconciliations - Fiscal 2019 Definition” below for calculations of the Company’s Adjusted Free Cash Flow and its proportionate share of Adjusted Free Cash Flow of unconsolidated ventures for the year ended December 31, 2018 using such new definition.

Reconciliations of the non-GAAP financial measures included in the foregoing guidance to the most comparable GAAP financial measures are not available without unreasonable effort due to the inherent difficulty in forecasting the timing or amounts of items required to reconcile Adjusted EBITDA, Adjusted Free Cash Flow and the Company's proportionate share of Adjusted EBITDA and Adjusted Free Cash Flow of unconsolidated ventures from the Company's net income (loss), the Company's net cash provided by (used in) operating activities and the unconsolidated ventures' net income (loss) and net cash provided by (used in) operating activities, as applicable. Variability in the timing or amounts of items required to reconcile each measure may have a significant impact on the Company's future GAAP results.

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Supplemental Information

The Company will post on its website at www.brookdale.com/investor supplemental information relating to the Company's fourth quarter 2018 results, an updated investor presentation and a copy of this earnings release. The supplemental information and a copy of this earnings release will also be furnished in a Form 8-K to be filed with the SEC.

Earnings Conference Call

Brookdale's management will conduct a conference call to review the financial results of its fourth quarter and full year ended December 31, 2018 on February 14, 2019 at 9:00 AM ET. The conference call can be accessed by dialing (866) 900-2996 (from within the U.S.) or (706) 643-2685 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the "Brookdale Senior Living Fourth Quarter and Full Year 2018 Earnings Call."

A webcast of the conference call will be available to the public on a listen-only basis at www.brookdale.com/investor. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available through the website following the call.

For those who cannot listen to the live call, a replay will be available until 11:59 PM ET on February 28, 2019 by dialing (855) 859-2056 (from within the U.S.) or (404) 537-3406 (from outside of the U.S.) and referencing access code "9598706".

About Brookdale Senior Living

Brookdale Senior Living Inc. is the leading operator of senior living communities throughout the United States. The Company is committed to providing senior living solutions primarily within properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents. Brookdale operates and manages independent living, assisted living, memory care and continuing care retirement communities, with approximately 892 communities in 45 states and the ability to serve approximately 84,000 residents as of December 31, 2018. The Company also offers a range of home health, hospice and outpatient therapy services. Brookdale's stock is traded on the New York Stock Exchange under the ticker symbol BKD.

Definitions of RevPAR and RevPOR

RevPAR, or average monthly senior housing resident fee revenues per available unit, is defined by the Company as resident fee revenues, excluding Health Care Services segment revenue and entrance fee amortization, for the corresponding portfolio for the period, divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.

RevPOR, or average monthly senior housing resident fee revenues per occupied unit, is defined by the Company as resident fee revenues, excluding Health Care Services segment revenue and entrance fee amortization, for the corresponding portfolio for the period, divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.

Safe Harbor

Certain statements in this press release and the associated earnings conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties and include all statements regarding the Company’s guidance and any other statements that are not historical statements of fact and those regarding the Company’s intent, belief or expectations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "could," "would," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "believe," "project," "predict," "continue," "plan," "target" or other similar words or expressions. Although these forward looking statements are based on assumptions and expectations that the Company believes are reasonable, the Company can give no assurance that its assumptions or expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, events which adversely affect the ability of seniors to afford resident fees and entrance fees, including downturns in the economy, national or local housing markets, consumer confidence or the equity markets and unemployment among family members; changes in reimbursement rates, methods or timing under governmental reimbursement

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programs including the Medicare and Medicaid programs; the impact of ongoing healthcare reform efforts; the effects of continued new senior housing construction and development, oversupply and increased competition; disruptions in the financial markets that affect the Company’s ability to obtain financing or extend or refinance debt as it matures and the Company’s financing costs; the risks associated with current global economic conditions and general economic factors such as inflation, the consumer price index, commodity costs, fuel and other energy costs, interest rates and tax rates; the Company’s ability to generate sufficient cash flow to cover required interest and long-term lease payments and to fund its planned capital projects; the effect of the Company’s indebtedness and long-term leases on its liquidity; the effect of the Company’s non-compliance with any of its debt or lease agreements (including the financial covenants contained therein), including the risk of lenders or lessors declaring a cross default in the event of the Company’s non-compliance with any such agreements and the risk of loss of the Company’s property securing leases and indebtedness due to any resulting lease terminations and foreclosure actions; increased competition for or a shortage of personnel, wage pressures resulting from increased competition, low unemployment levels, minimum wage increases and changes in overtime laws, and union activity; failure to maintain the security and functionality of the Company’s information systems or to prevent a cybersecurity attack or breach; the Company’s ability to complete pending or expected disposition or other transactions on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions, and uncertainties as to the timing of closing, and the Company’s ability to identify and pursue any such opportunities in the future; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to complete its capital expenditures in accordance with its plans; the Company’s ability to identify and pursue development, investment and acquisition opportunities and its ability to successfully integrate acquisitions; competition for the acquisition of assets; delays in obtaining regulatory approvals; risks associated with the lifecare benefits offered to residents of certain of the Company’s entrance fee CCRCs; terminations, early or otherwise, or non-renewal of management agreements; conditions of housing markets, regulatory changes and acts of nature in geographic areas where the Company is concentrated; terminations of the Company’s resident agreements and vacancies in the living spaces it leases; departures of key officers and potential disruption caused by changes in management; risks related to the implementation of the Company’s strategy, including initiatives undertaken to execute on its strategic priorities and their effect on the Company’s results; actions of activist stockholders; market conditions and capital allocation decisions that may influence the Company’s determination from time to time whether to purchase any shares under its existing share repurchase program and the Company’s ability to fund any repurchases; the Company’s ability to maintain consistent quality control; a decrease in the overall demand for senior housing; environmental contamination at any of the Company’s communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against the Company; the cost and difficulty of complying with increasing and evolving regulation; costs to respond to, and adverse determinations resulting from, government reviews, audits and investigations; unanticipated costs to comply with legislative or regulatory developments; as well as other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including those contained in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect management's views as of the date of this press release and/or associated earnings call. The Company cannot guarantee future results, levels of activity, performance or achievements, and it expressly disclaims any obligation to release publicly any updates or revisions to any of these forward-looking statements to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

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Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except per share data)	2018	2017	2018	2017
Revenue
Resident fees	$806,797	$906,251	$3,449,211	$3,780,140
Management fees	17,706	19,371	71,986	75,845
Reimbursed costs incurred on behalf of managed communities	244,427	240,268	1,010,229	891,131
Total revenue	1,068,930	1,165,890	4,531,426	4,747,116

Expense
Facility operating expense (excluding depreciation and amortization of $97,416, $104,312, $407,427, and $430,288, respectively)	586,851	634,554	2,453,328	2,602,155
General and administrative expense (including non-cash stock-based compensation expense of $5,357, $5,285, $26,067, and $27,832, respectively)	56,162	59,017	250,495	255,446
Transaction costs	175	9,649	8,980	22,573
Facility lease expense	70,542	81,787	303,294	339,721
Depreciation and amortization	106,104	116,054	447,455	482,077
Goodwill and asset impairment	37,927	18,966	489,893	409,782
Loss on facility lease termination and modification, net	13,197	2,970	162,001	14,276
Costs incurred on behalf of managed communities	244,427	240,268	1,010,229	891,131
Total operating expense	1,115,385	1,163,265	5,125,675	5,017,161
Income (loss) from operations	(46,455)	2,625	(594,249)	(270,045)

Interest income	2,268	1,903	9,846	4,623
Interest expense:
Debt	(46,920)	(46,163)	(188,505)	(172,635)
Capital and financing lease obligations	(17,388)	(26,578)	(83,604)	(140,664)
Amortization of deferred financing costs and debt discount	(644)	(3,854)	(7,757)	(12,681)
Change in fair value of derivatives	(250)	(15)	(403)	(174)
Debt modification and extinguishment costs	(11,600)	(526)	(11,677)	(12,409)
Equity in loss of unconsolidated ventures	(1,897)	(4,516)	(8,804)	(14,827)
Gain on sale of assets, net	216,660	20,656	293,246	19,273
Other non-operating income	6,025	4,899	14,099	11,418
Income (loss) before income taxes	99,799	(51,569)	(577,808)	(588,121)
Benefit for income taxes	31,732	66,590	49,456	16,515
Net income (loss)	131,531	15,021	(528,352)	(571,606)
Net (income) loss attributable to noncontrolling interest	8	36	94	187
Net income (loss) attributable to Brookdale Senior Living Inc. common stockholders	$131,539	$15,057	$(528,258)	$(571,419)

Basic and diluted net income (loss) per share attributable to Brookdale Senior Living Inc. common stockholders	$0.70	$0.08	$(2.82)	$(3.07)

Weighted average shares used in computing basic net income (loss) per share	187,721	186,412	187,468	186,155

Weighted average shares used in computing diluted net income (loss) per share	188,220	186,585	187,468	186,155

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Condensed Consolidated Balance Sheets

(in thousands)	December 31, 2018	December 31, 2017
Cash and cash equivalents	$398,267	$222,647
Marketable securities	14,855	291,796
Restricted cash	27,683	37,189
Accounts receivable, net	133,905	128,961
Assets held for sale	93,117	106,435
Prepaid expenses and other current assets, net	106,189	114,844
Total current assets	774,016	901,872
Property, plant and equipment and leasehold intangibles, net	5,275,427	5,852,145
Other assets, net	417,817	921,432
Total assets	$6,467,260	$7,675,449

Current liabilities	$773,331	$1,095,776
Long-term debt, less current portion	3,345,754	3,375,324
Capital and financing lease obligations, less current portion	851,341	1,164,466
Other liabilities	478,421	509,592
Total liabilities	5,448,847	6,145,158
Total Brookdale Senior Living Inc. stockholders' equity	1,018,903	1,530,728
Noncontrolling interest	(490)	(437)
Total equity	1,018,413	1,530,291
Total liabilities and equity	$6,467,260	$7,675,449

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Condensed Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2018	2017
Cash Flows from Operating Activities
Net income (loss)	$(528,352)	$(571,606)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Debt modification and extinguishment costs	11,677	12,409
Depreciation and amortization, net	455,212	494,758
Goodwill and asset impairment	489,893	409,782
Equity in loss of unconsolidated ventures	8,804	14,827
Distributions from unconsolidated ventures from cumulative share of net earnings	2,896	8,258
Amortization of deferred gain	(4,358)	(4,366)
Amortization of entrance fees	(1,670)	(2,901)
Proceeds from deferred entrance fee revenue	3,218	5,712
Deferred income tax benefit	(52,367)	(15,309)
Straight-line lease (income) expense	(17,218)	(20,990)
Change in fair value of derivatives	403	174
Gain on sale of assets, net	(293,246)	(19,273)
Loss on facility lease termination and modification, net	140,957	14,276
Non-cash stock-based compensation expense	26,067	27,832
Non-cash interest expense on financing lease obligations	10,894	17,744
Non-cash management contract termination gain	(8,724)	—
Other	(1,292)	(8,819)
Changes in operating assets and liabilities:
Accounts receivable, net	(4,964)	12,747
Prepaid expenses and other assets, net	26,762	21,970
Trade accounts payable and accrued expenses	(60,503)	(4,527)
Tenant refundable fees and security deposits	(1,046)	(422)
Deferred revenue	918	(13,917)
Net cash provided by operating activities	203,961	378,359
Cash Flows from Investing Activities
Change in lease security deposits and lease acquisition deposits, net	1,163	(2,113)
Purchase of marketable securities	(14,823)	(341,187)
Sale of marketable securities	293,273	50,000
Additions to property, plant and equipment and leasehold intangibles, net	(225,473)	(213,887)
Acquisition of assets, net of related payables and cash received	(271,771)	(5,196)
Investment in unconsolidated ventures	(9,124)	(199,017)
Distributions received from unconsolidated ventures	12,850	29,035
Proceeds from sale of assets, net	499,807	70,507
Property insurance proceeds	1,292	8,550
Other	1,580	975
Net cash provided by (used in) investing activities	288,774	(602,333)

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Cash Flows from Financing Activities
Proceeds from debt	606,921	1,307,205
Repayment of debt and capital and financing lease obligations	(896,744)	(1,054,161)
Proceeds from line of credit	200,000	100,000
Repayment of line of credit	(200,000)	(100,000)
Purchase of treasury stock	(4,256)	—
Payment of financing costs, net of related payables	(16,317)	(17,269)
Proceeds from refundable entrance fees, net of refunds	(422)	(2,179)
Payments for lease termination	(12,548)	(552)
Payments of employee taxes for withheld shares	(3,061)	(5,889)
Other	1,364	2,043
Net cash (used in) provided by financing activities	(325,063)	229,198
Net increase in cash, cash equivalents and restricted cash	167,672	5,224
Cash, cash equivalents and restricted cash at beginning of year	282,546	277,322
Cash, cash equivalents and restricted cash at end of year	$450,218	$282,546

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Reconciliation of Non-GAAP Financial Measures

This earnings release contains financial measures utilized by management to evaluate the Company's operating performance and liquidity that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). Each of these measures, Adjusted EBITDA and Adjusted Free Cash Flow, should not be considered in isolation from or as superior to or as a substitute for net income (loss), income (loss) from operations, net cash provided by (used in) operating activities, or other financial measures determined in accordance with GAAP. The Company uses these non-GAAP financial measures to supplement its GAAP results in order to provide a more complete understanding of the factors and trends affecting its business.

The Company strongly urges you to review the reconciliations of the Company's Adjusted EBITDA from the Company's net income (loss), the Company's Adjusted Free Cash Flow from the Company's net cash provided by (used in) operating activities, and the Company's proportionate share of Adjusted EBITDA and Adjusted Free Cash Flow of unconsolidated ventures from such ventures' net income (loss) and net cash provided by (used in) operating activities, respectively, along with its condensed consolidated financial statements included herein. The Company also strongly urges you not to rely on any single financial measure to evaluate its business. The Company cautions investors that amounts presented in accordance with its definitions of Adjusted EBITDA and Adjusted Free Cash Flow may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP measures in the same manner.

Adjusted EBITDA

Definition of Adjusted EBITDA

The Company defines Adjusted EBITDA as net income (loss) before: provision (benefit) for income taxes; non-operating (income) expense items; depreciation and amortization (including non-cash impairment charges); (gain) loss on sale or acquisition of communities (including gain (loss) on facility lease termination and modification); straight-line lease expense (income), net of amortization of (above) below market rents; amortization of deferred gain; non-cash stock-based compensation expense; and change in future service obligation.

The Company’s proportionate share of Adjusted EBITDA of unconsolidated ventures is calculated based on its equity ownership percentage and in a manner consistent with the definition of Adjusted EBITDA for its consolidated entities.  The Company’s investments in unconsolidated ventures are accounted for under the equity method of accounting, and its proportionate share of Adjusted EBITDA of unconsolidated ventures does not represent its equity in earnings or loss of unconsolidated ventures on the Company’s consolidated statement of operations.

Management's Use of Adjusted EBITDA

The Company uses Adjusted EBITDA to assess its overall operating performance. The Company believes this non-GAAP measure, as it has defined it, is helpful in identifying trends in its day-to-day performance because the items excluded have little or no significance on its day-to-day operations. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current operating goals as well as achieve optimal operating performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA provides the Company with a measure of operating performance, independent of items that are beyond the control of management in the short-term, such as the change in the liability for the obligation to provide future services under existing lifecare contracts, depreciation and amortization (including non-cash impairment charges), straight-line lease expense (income), taxation and interest expense associated with the Company's capital structure. This metric measures the Company's operating performance based on operational factors that management can impact in the short-term, namely revenues and the cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics used by senior management and the board of directors to review the operating performance of the business on a regular basis. The Company believes that Adjusted EBITDA is also used by research analysts and investors to evaluate the performance of and value companies in its industry.

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Limitations of Adjusted EBITDA

Adjusted EBITDA has limitations as an analytical tool. Material limitations in making the adjustments to the Company's net income (loss) to calculate Adjusted EBITDA, and using this non-GAAP financial measure as compared to GAAP net income (loss), include:

•
the cash portion of interest expense, income tax (benefit) provision and non-recurring charges related to gain (loss) on sale of communities (or facility lease termination and modification) and extinguishment of debt activities generally represent charges (gains), which may significantly affect the Company's operating results; and

•
depreciation and amortization and asset impairment represent the wear and tear and/or reduction in value of the Company's communities and other assets, which affects the services the Company provides to residents and may be indicative of future needs for capital expenditures.

In addition, the Company’s proportionate share of Adjusted EBITDA of unconsolidated ventures has limitations as an analytical tool with respect to the unconsolidated ventures for similar reasons as stated above.

The Company believes Adjusted EBITDA is useful to investors in evaluating its operating performance because it is helpful in identifying trends in its day-to-day performance since the items excluded have little or no significance to the Company's day-to-day operations and it provides an assessment of its revenue and expense management. The Company believes presentation of its proportionate share of Adjusted EBITDA of unconsolidated ventures is useful to investors for similar reasons with respect to the unconsolidated ventures.

The table below reconciles the Company's Adjusted EBITDA from its net income (loss) for the three months and the years ended December 31, 2018 and 2017:

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2018	2017	2018	2017
Net income (loss)	$131,531	$15,021	$(528,352)	$(571,606)
Benefit for income taxes	(31,732)	(66,590)	(49,456)	(16,515)
Equity in loss of unconsolidated ventures	1,897	4,516	8,804	14,827
Debt modification and extinguishment costs	11,600	526	11,677	12,409
Gain on sale of assets, net	(216,660)	(20,656)	(293,246)	(19,273)
Other non-operating income	(6,025)	(4,899)	(14,099)	(11,418)
Interest expense	65,202	76,610	280,269	326,154
Interest income	(2,268)	(1,903)	(9,846)	(4,623)
Income (loss) from operations	(46,455)	2,625	(594,249)	(270,045)
Depreciation and amortization	106,104	116,054	447,455	482,077
Goodwill and asset impairment	37,927	18,966	489,893	409,782
Loss on facility lease termination and modification, net	13,197	2,970	162,001	14,276
Straight-line lease (income) expense	(2,562)	(6,695)	(17,218)	(20,990)
Amortization of deferred gain	(1,089)	(1,089)	(4,358)	(4,366)
Non-cash stock-based compensation expense	5,357	5,285	26,067	27,832
Adjusted EBITDA (1)	$112,479	$138,116	$509,591	$638,566

(1)
The calculation of Adjusted EBITDA includes transaction and organizational restructuring costs of $2.7 million and $28.1 million for the three months and year ended December 31, 2018, respectively, and transaction and strategic project costs of $10.9 million and $25.4 million for the three months and year ended December 31, 2017, respectively. Transaction costs include third party costs directly related to acquisition and disposition activity, community financing and leasing activity, the Company's assessment of options and alternatives to enhance stockholder value, and stockholder relations advisory matters, and are primarily comprised of legal, finance, consulting, professional fees and other third party costs. Organizational restructuring costs include those related to the Company's efforts to reduce general and administrative expense and senior leadership changes, including severance and retention costs. Strategic project costs include expense related to refining the

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Company's strategy, building out enterprise-wide capabilities (including the EMR roll-out project) and reducing costs and achieving synergies by capitalizing on scale.

The table below reconciles the Company's proportionate share of Adjusted EBITDA of unconsolidated ventures from net income (loss) of such unconsolidated ventures for the three months and the years ended December 31, 2018 and 2017. For purposes of this presentation, amounts for each line item represent the aggregate amounts of such line items for all of the Company's unconsolidated ventures.

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2018	2017	2018	2017
Net income (loss)	$(3,810)	$(26,373)	$(46,563)	$(81,423)
Provision for income taxes	6	292	513	1,205
Debt modification and extinguishment costs	1	21	132	130
Loss (gain) on sale of assets, net	—	11	2,840	(152)
Other non-operating income	—	(590)	(1,875)	(2,478)
Interest expense	7,555	34,035	70,413	131,849
Interest income	(949)	(804)	(3,345)	(3,040)
Income (loss) from operations	2,803	6,592	22,115	46,091
Depreciation and amortization	16,532	77,189	139,789	284,296
Goodwill and asset impairment	1,445	546	1,781	4,942
Straight-line lease expense (income)	—	1	8	13
Adjusted EBITDA of unconsolidated ventures	$20,780	$84,328	$163,693	$335,342

Brookdale's proportionate share of Adjusted EBITDA of unconsolidated ventures	$10,419	$17,723	$52,559	$69,856

Adjusted Free Cash Flow

Definition of Adjusted Free Cash Flow

The Company defines Adjusted Free Cash Flow as net cash provided by (used in) operating activities before: changes in operating assets and liabilities; gain (loss) on facility lease termination and modification; and distributions from unconsolidated ventures from cumulative share of net earnings; plus: proceeds from refundable entrance fees, net of refunds; and property insurance proceeds; less: lease financing debt amortization and Non-Development CapEx. Non-Development CapEx is comprised of corporate and community-level capital expenditures, including those related to maintenance, renovations, upgrades and other major building infrastructure projects for the Company's communities. Non-Development CapEx does not include capital expenditures for community expansions and major community redevelopment and repositioning projects, including the Company's Program Max initiative, and the development of new communities. Amounts of Non-Development CapEx are presented net of lessor reimbursements in the calculation of Adjusted Free Cash Flow.

The Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures is calculated based on its equity ownership percentage and in a manner consistent with the definition of Adjusted Free Cash Flow for its consolidated entities. The Company's investments in its unconsolidated ventures are accounted for under the equity method of accounting and, therefore, its proportionate share of Adjusted Free Cash Flow of unconsolidated ventures does not represent cash available to its consolidated business except to the extent it is distributed to the Company.

The Company adopted ASU 2016-15, Statement of Cash Flows - Classification of Certain Cash Receipts and Cash Payments ("ASU 2016-15") on January 1, 2018 and has applied ASU 2016-15 retrospectively for all periods presented. Among other things, ASU 2016-15 provides that debt prepayment and extinguishment costs will be classified within financing activities in the statement of cash flows. The Company has identified $0.5 million and $11.7 million of cash paid for debt modification and extinguishment costs for the three months and year ended December 31, 2017, respectively, which it has retrospectively classified as cash flows from financing activities, resulting in a corresponding increase to the amount of net cash provided by operating activities for such periods. The Company did not change its definition of Adjusted Free Cash Flow upon its adoption of ASU 2016-15. Following

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the Company's adoption of ASU 2016-15, the amount of Adjusted Free Cash Flow increased $0.5 million and $11.7 million for the three months and year ended December 31, 2017, respectively.

The Company intends to change its definition of Adjusted Free Cash Flow to no longer adjust net cash provided by operating activities for changes in working capital items other than items related to operating lease termination and modification, beginning when the Company reports its results for the first quarter of 2019.  The Company’s full year 2019 guidance amounts included in this press release reflect this definitional change.  Tables are presented below under the heading “Adjusted Free Cash Flow Reconciliations - Fiscal 2019 Definition” that reconcile the 2018 amounts of the Company’s Adjusted Free Cash Flow and the Company’s proportionate share of Adjusted Free Cash Flow of unconsolidated ventures as calculated using such new definition.

Management's Use of Adjusted Free Cash Flow

The Company uses Adjusted Free Cash Flow to assess its overall liquidity. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial and liquidity goals as well as to achieve optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.

Adjusted Free Cash Flow measures the Company's liquidity based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted Free Cash Flow is one of the metrics used by the Company's senior management and board of directors (i) to review its ability to service its outstanding indebtedness, including its credit facilities, (ii) to review its ability to pay dividends to stockholders or engage in share repurchases, (iii) to review its ability to make capital expenditures including development capital expenditures, (iv) for other corporate planning purposes and/or (v) in making compensation determinations for certain of its associates (including its named executive officers).

Limitations of Adjusted Free Cash Flow

Adjusted Free Cash Flow has limitations as an analytical tool. Material limitations in making the adjustments to the Company's net cash provided by (used in) operating activities to calculate Adjusted Free Cash Flow, and using this non-GAAP financial measure as compared to GAAP net cash provided by (used in) operating activities, include:

•
Adjusted Free Cash Flow does not represent cash available for dividends or discretionary expenditures, since the Company has mandatory debt service requirements and other non-discretionary expenditures not reflected in this measure; and

•
the cash portion of non-recurring charges related to gain (loss) on lease termination and modification and extinguishment of debt activities generally represent charges (gains), which may significantly affect the Company's financial results.

In addition, the Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures has limitations as an analytical tool because such measure does not represent cash available directly for use by the Company's consolidated business except to the extent actually distributed to the Company, and the Company does not have control, or the Company shares control in determining, the timing and amount of distributions from its unconsolidated ventures and, therefore, it may never receive such cash.

The Company believes Adjusted Free Cash Flow is useful to investors because it assists their ability to meaningfully evaluate (1) its ability to service its outstanding indebtedness, including its credit facilities and capital and financing leases, (2) its ability to pay dividends to stockholders or engage in share repurchases, (3) its ability to make capital expenditures, including development capital expenditures, and (4) the underlying value of its assets, including its interests in real estate. The Company believes presentation of its proportionate share of Adjusted Free Cash Flow of unconsolidated ventures is useful to investors since such measure reflects the cash generated by the operating activities of the unconsolidated ventures for the reporting period and, to the extent such cash is not distributed to the Company, it generally represents cash used or to be used by the ventures for the repayment of debt, investing in expansions or acquisitions, reserve requirements, or other corporate uses by such ventures, and such uses reduce the Company's potential need to make capital contributions to the ventures of its proportionate share of cash needed for such items.

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The table below reconciles the Company's Adjusted Free Cash Flow from its net cash provided by operating activities for the three months and the years ended December 31, 2018 and 2017:

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2018	2017	2018	2017
Net cash provided by operating activities	$33,453	$84,036	$203,961	$378,359
Net cash provided by (used in) investing activities	301,801	(78,955)	288,774	(602,333)
Net cash (used in) provided by financing activities	(85,134)	(81,354)	(325,063)	229,198
Net increase (decrease) in cash, cash equivalents and restricted cash	$250,120	$(76,273)	$167,672	$5,224

Net cash provided by operating activities	$33,453	$84,036	$203,961	$378,359
Changes in operating assets and liabilities	12,084	(1,941)	38,833	(15,851)
Proceeds from refundable entrance fees, net of refunds	(106)	62	(422)	(2,179)
Lease financing debt amortization	(6,537)	(18,650)	(59,808)	(64,906)
Loss on facility lease termination and modification, net	8,000	—	21,044	—
Distributions from unconsolidated ventures from cumulative share of net earnings	(737)	(6,893)	(2,896)	(8,258)
Non-development capital expenditures, net	(51,557)	(71,908)	(182,249)	(186,467)
Property insurance proceeds	1,136	4,120	1,292	8,550
Adjusted Free Cash Flow (1)	$(4,264)	$(11,174)	$19,755	$109,248

(1) The calculation of Adjusted Free Cash Flow includes transaction and organizational restructuring costs of $2.7 million and $28.1 million for the three months and year ended December 31, 2018, respectively, and transaction and strategic project costs of $10.9 million and $25.4 million for the three months and the year ended December 31, 2017, respectively.

The table below reconciles the Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures from net cash provided by operating activities of such unconsolidated ventures for the three months and the years ended December 31, 2018 and 2017. For purposes of this presentation, amounts for each line item represent the aggregate amounts of such line items for all of the Company's unconsolidated ventures.

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2018	2017	2018	2017
Net cash provided by operating activities	$22,818	$61,910	$145,087	$269,755
Net cash used in investing activities	(15,478)	(26,550)	(60,489)	(1,213,549)
Net cash (used in) provided by financing activities	(15,625)	(52,315)	(77,986)	1,022,544
Net (decrease) increase in cash, cash equivalents and restricted cash	$(8,285)	$(16,955)	$6,612	$78,750

Net cash provided by operating activities	$22,818	$61,910	$145,087	$269,755
Changes in operating assets and liabilities	4,195	6,904	(1,361)	(13,184)
Proceeds from refundable entrance fees, net of refunds	(7,448)	(1,664)	(19,983)	(17,366)
Non-development capital expenditures, net	(15,430)	(31,196)	(69,180)	(100,621)
Property insurance proceeds	—	584	1,535	2,425
Adjusted Free Cash Flow of unconsolidated ventures	$4,135	$36,538	$56,098	$141,009

Brookdale's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures	$2,048	$12,037	$22,022	$35,416

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Adjusted Free Cash Flow Reconciliations - Fiscal 2019 Definition

The following tables reconcile the Company’s Adjusted Free Cash Flow from the Company’s net cash provided by operating activities, and the Company’s proportionate share of Adjusted Free Cash Flow of unconsolidated ventures from net cash provided by operating activities of such unconsolidated ventures, for the year ended December 31, 2018 and in each case using the definition of Adjusted Free Cash Flow that the Company intends to adopt beginning when the Company reports its results for the first quarter of 2019.  For purposes of the unconsolidated ventures reconciliation, amounts for each line item represent the aggregate amounts of such line items for all of the Company’s unconsolidated ventures.

The Company’s Adjusted Free Cash Flow

Year Ended December 31,
(in thousands)	2018
Net cash provided by operating activities	$203,961
Net cash provided by investing activities	288,774
Net cash used in financing activities	(325,063)
Net increase in cash, cash equivalents and restricted cash	$167,672

Net cash provided by operating activities	$203,961
Changes in liabilities for lessor capital expenditure reimbursements under operating leases	(10,400)
Proceeds from refundable entrance fees, net of refunds	(422)
Lease financing debt amortization	(59,808)
Loss on facility lease termination and modification, net	21,044
Changes in operating lease liability related to lease termination	33,596
Distributions from unconsolidated ventures from cumulative share of net earnings	(2,896)
Non-development capital expenditures, net	(182,249)
Property insurance proceeds	1,292
Adjusted Free Cash Flow (1)	$4,118

(1) The calculation of Adjusted Free Cash Flow includes transaction and organizational restructuring costs of $28.1 million for the year ended December 31, 2018.

The Company’s Proportionate Share of Adjusted Free Cash Flow of Unconsolidated Ventures

Year Ended December 31,
(in thousands)	2018
Net cash provided by operating activities	$145,087
Net cash used in investing activities	(60,489)
Net cash used in financing activities	(77,986)
Net increase in cash, cash equivalents and restricted cash	$6,612

Net cash provided by operating activities	$145,087
Proceeds from refundable entrance fees, net of refunds	(19,983)
Non-development capital expenditures, net	(69,180)
Property insurance proceeds	1,535
Adjusted Free Cash Flow of unconsolidated ventures	$57,459

Brookdale's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures	$19,821

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Contact:
Brookdale Senior Living Inc.

Investor Relations:	(615) 564-8104
Kathy MacDonald	kathy.macdonald@brookdale.com

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